Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

www.fulbright.com

Telephone: (212) 318-3000	Facsimile: (212) 318-3400

January 22, 2008

Regeneration Technologies, Inc.

11621 Research Circle

Alachua, FL 32615

Ladies and Gentlemen:

We have acted as counsel to Regeneration Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-148305 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 23,650,000 shares of Common Stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of November 12, 2007 (the “Merger Agreement”), between the Company, its wholly-owned subsidiary Rockets FL Corp. (“Merger Sub”) and Tutogen Medical, Inc. (“Tutogen”), whereby Merger Sub will merge with and into Tutogen (the “Merger”), with Tutogen thereupon becoming a wholly-owned subsidiary of the Company.

In connection with this opinion, we have examined (i) the Registration Statement, (ii) the Merger Agreement, (iii) a specimen certificate evidencing the Common Stock; (iv) the Certificate of Incorporation and Bylaws of the Company, and (v) such documents, corporate records and questions of law as we deemed necessary for the purposes of this opinion. We have also examined such certificates of public officials, corporate officers of the Company and of other persons as we have deemed relevant and appropriate as a basis for the opinion expressed herein, and we have made no effort to independently verify the facts set forth in such certificates. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, as to factual matters, we have assumed that all representations and warranties made in the aforesaid documents were and are true, correct and complete.

In rendering the opinion expressed herein, we have assumed: (A) with respect to all agreements or instruments relevant hereto, that the parties had the requisite power and authority (corporate or otherwise) to execute such agreements or instruments, (B) that such agreements and instruments have been duly authorized, executed and delivered by or on behalf of each of the parties thereto and that such documents constitute the legal, valid and binding obligations of each such party, and (C) that there are no extrinsic agreements or understandings among the parties that would modify or interpret the terms of the Merger Agreement or the respective rights or obligations of the parties thereunder.

Austin • Beijing • Dallas • Denver • Dubai • Hong Kong • Houston • London • Los Angeles • Minneapolis

Munich • New York • Riyadh • San Antonio • St. Louis • Washington DC

Regeneration Technologies, Inc.

January 22, 2008

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, and we advise you that, when (i) the Registration Statement becomes effective under the Act, (ii) the stockholders of the Company have duly approved the amendment and restatement of the Company’s certificate of incorporation and the issuance of the Shares, (iii) the merger is completed in accordance with the Merger Agreement, (iii) the Shares have been issued in accordance with the Merger Agreement upon consummation of the Merger and (iv) certificates representing shares of Common Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is expressly limited to matters under and governed by the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as each is in effect and force as of even date of this opinion, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.